Ex. 99.28(d)(39)(iii)

Second Amendment
to Third Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and Ivy Investment Management Company

This Second Amendment to Third Amended and Restated Investment Sub-Advisory Agreement (the “Amendment”) is effective as of the 6th day of September, 2019, by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Ivy Investment Management Company, a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 28th day of September, 2009, first Amended and Restated effective as of the 1st day of December, 2012, further Amended and Restated effective as of the 1st day of July, 2013, further Amended and Restated effective as of the 25th day of April, 2016, as amended by a first amendment thereto effective as of the 31st day of August, 2016 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, the Board of Trustees of the Trust has approved, and the Parties have agreed to amend Section 3. “Management”; and Section 12. “Duration and Termination” of the Agreement, effective as of September 6, 2019, under the terms and subject to the conditions set out below in this Amendment.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Sub-paragraph i) after “The Sub-Adviser further agrees that it:”, under Section 3. “Management,” shall be deleted and replaced, in its entirety, with the following:

i)	will act upon reasonable instructions from Adviser (except as to the voting of proxies) not inconsistent with the fiduciary duties and investment objectives hereunder;

2)	Sub-paragraph k) after “The Sub-Adviser further agrees that it:”, under Section 3. “Management,” shall be deleted and replaced, in its entirety, with the following:

k)
Consistent with its fiduciary duties to each Fund and on the Fund’s behalf, the Sub-Adviser is hereby appointed the Fund’s agent to exercise, at its direction, all rights and perform all duties with respect to the Fund’s right to vote (or refrain from voting), each Fund’s securities and exercise rights in corporate actions or otherwise, in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, a copy of which shall be provided to the Trust and the Adviser.  For the avoidance of doubt, the Sub-Adviser will have full discretion in this regard and the Adviser will not attempt to influence the Sub-Adviser’s voting decisions. The Sub-Adviser further agrees to report significant shareholdings for itself and on behalf of the Fund where required by applicable law;

3)	Section 12. “Duration and Termination,” shall be deleted and replaced, in its entirety, with the following:

Duration and Termination.  This Agreement became effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it, and, unless sooner terminated as provided herein, will continue in effect from year to year through September 30th of each successive year following the initial two-year period for each Fund covered by this Agreement; provided that such continuation is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund(s), and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser (“Independent Trustees”).  Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, by the Board of Trustees, including by a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser with the consent of the Board of Trustees (including by a majority of the Independent Trustees), or by the Sub-Adviser on 60 days’ written notice to the Trust and the Adviser.  This Agreement will immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.)  Section 10 and 11 herein shall survive the termination of this Agreement.  Fees shall be prorated for the month in which the termination is effective.

4)	Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed by the Parties.

5)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)
This Amendment may be executed in one or more counterparts, each of which is an original but all of which together will constitute one agreement.  Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original manually executed counterpart of this Amendment.

In Witness Whereof, the Parties have caused this Second Amendment to the Agreement to be executed, effective as of September 6, 2019.

Jackson National Asset Management, LLC		Ivy Investment Management Company

By:	/s/ Mark D. Nerud	By:	/s/ John E. Sundeen Jr.
Name:	Mark D. Nerud	Name:	John E. Sundeen Jr., CFA
Title:	President and CEO	Title:	Chief Administrative Officer